Exhibit 99.1
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KONTOOR BRANDS REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS; PROVIDES INITIAL 2026 OUTLOOK

Fourth Quarter 2025 Highlights
•Revenue of $1.02 billion increased 46 percent compared to prior year
•Reported gross margin was 46.2 percent. Adjusted gross margin of 46.8 percent increased 210 basis points compared to prior year
•Reported operating income was $121 million. Adjusted operating income of $150 million increased 48 percent compared to prior year. Adjusted operating income includes $8 million of incremental demand creation and brand investments relative to the Company's prior outlook
•Reported EPS was $1.31. Adjusted EPS of $1.73 increased 26 percent compared to prior year. Adjusted EPS includes $0.10 of incremental demand creation and brand investments relative to the Company’s prior outlook
•Inventory of $567 million decreased $198 million from the third quarter, representing a 26 percent decrease from the third quarter
•The Company made a $200 million voluntary term loan payment
•The Company repurchased $25 million of shares
•As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.53 per share

Full Year 2026 Outlook
•Revenue expected to be in the range of $3.40 to $3.45 billion, representing an increase of approximately 9 percent compared to prior year
•Adjusted gross margin expected to be in the range of 47.2 percent to 47.4 percent, representing an increase of 60 to 80 basis points compared to prior year
•Adjusted operating income expected to be in the range of $506 million to $512 million, representing an increase of 8 percent to 9 percent compared to prior year
•Adjusted EPS expected to be in the range of $6.40 to $6.50, representing an increase of 15 percent to 16 percent compared to prior year
•Cash from operations expected to be approximately $425 million
•The Company expects to make voluntary term loan payments of $225 million and to achieve a net leverage ratio below 1.5 times by year-end
•The Company’s outlook includes the impact from increases in tariffs on all countries from which the Company sources product with the exception of Mexico, which is exempt under USMCA. The Company is evaluating the impact of the recent U.S. Supreme Court ruling on tariffs and trade agreement with Bangladesh. The Company utilizes U.S.-grown cotton in more than 80 percent of products sourced from Bangladesh which may qualify for a duty exemption under the trade agreement

GREENSBORO, N.C. - March 3, 2026 - Kontoor Brands, Inc. (NYSE: KTB) today reported financial results for its fourth quarter and full year ended January 3, 2026.

“We had a strong finish to the year driven by better-than-expected revenue, earnings and cash generation,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. “2025 was a transformational year for Kontoor, highlighted by the acquisition of Helly Hansen, strong growth in Wrangler and disciplined execution.”

“Our results highlight the strength and resiliency of our expanded brand portfolio as well as the impact from our transformation initiatives,” added Baxter. “Supported by record cash generation, including a $100 million contribution from Helly Hansen, we are ahead of our planned deleverage path, allowing us to capitalize on opportunistic share repurchases in the fourth quarter. I want to thank our colleagues around the globe for positioning us to deliver strong returns for our shareholders in the years ahead.”

Fourth Quarter 2025 Income Statement Review

Revenue was $1.02 billion and increased 46 percent compared to prior year, including a 36 percentage point benefit from the acquisition of Helly Hansen. Excluding the revenue contribution from Helly Hansen and the 53rd week of 2025, revenue increased 2 percent.

Wrangler brand global revenue was $562 million and increased 12 percent compared to prior year. Revenue growth benefitted by approximately 8 percentage points from the 53rd week. Wrangler U.S. revenue increased 12 percent, driven by a 16 percent increase in direct-to-consumer and an 11 percent increase in wholesale. Wrangler international revenue increased 10 percent compared to prior year, driven by a 35 percent increase in direct-to-consumer and a 6 percent increase in wholesale.

Lee brand global revenue was $198 million and increased 2 percent compared to prior year. Revenue growth benefitted by approximately 6 percentage points from the 53rd week. Lee U.S. revenue increased 9 percent driven by a 9 percent increase in wholesale and an 8 percent increase in direct-to-consumer. Lee international revenue decreased 6 percent driven by a decline in wholesale partially offset by an increase in direct-to-consumer.

Helly Hansen global revenue was $254 million. Revenue benefitted by approximately $3 million from the 53rd week. Sport and Workwear revenue was $194 million and $54 million, respectively. Musto brand revenue was $7 million. U.S. revenue was $68 million and international revenue was $186 million.

Gross margin increased 250 basis points to 46.2 percent on a reported basis and increased 210 basis points to 46.8 percent on an adjusted basis compared to prior year, including a 180 basis point benefit from the acquisition of Helly Hansen. Excluding Helly Hansen, adjusted gross margin increased 30 basis points driven by the benefits from Project Jeanius, and channel and product mix, partially offset by increased product costs and the impact from previously enacted increases in tariffs, net of pricing actions.

Selling, General & Administrative (SG&A) expenses were $350 million, or 34.3 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses were $326 million, or 32.0 percent of revenue. Excluding Helly Hansen, adjusted SG&A expenses were $234 million representing an increase of 11 percent driven primarily by an increase in demand creation investments and volume-based variable expenses, including the impact of the 53rd week, partially offset by the benefits from Project Jeanius.

Operating income was $121 million on a reported basis. On an adjusted basis, operating income was $150 million and increased 48 percent compared to prior year. Adjusted operating income includes $8 million of incremental demand creation and brand investments relative to the Company's prior outlook. Adjusted operating margin of 14.8 percent increased 30 basis points compared to prior year. Excluding Helly Hansen, adjusted operating income was $110 million and increased 9 percent compared to prior year.

Earnings per share (EPS) was $1.31 on a reported basis. On an adjusted basis, EPS was $1.73, representing an increase of 26 percent, including a $0.44 contribution from Helly Hansen. Adjusted EPS includes $0.10 of incremental demand creation and brand investments relative to the Company's prior outlook.

Full Year 2025 Income Statement Review

Revenue was $3.15 billion and increased 21 percent compared to prior year, including an 18 percentage point benefit from the acquisition of Helly Hansen. Excluding the revenue contribution from Helly Hansen and the 53rd week, revenue increased 1 percent.

Wrangler brand global revenue was $1.91 billion and increased 6 percent compared to prior year. Revenue growth benefitted by approximately 2 percentage points from the 53rd week. Wrangler U.S. revenue increased 6 percent, driven by a 14 percent increase in direct-to-consumer and a 6 percent increase in wholesale. Wrangler international revenue increased 3 percent compared to prior year, driven by a 10 percent increase in direct-to-consumer and a 2 percent increase in wholesale.

Lee brand global revenue was $750 million and decreased 5 percent compared to prior year. Revenue growth benefitted by approximately 1 percentage point from the 53rd week. Lee U.S. revenue decreased 4 percent driven by a 5 percent decrease in wholesale partially offset by a 5 percent increase in direct-to-consumer. Lee international revenue decreased 7 percent driven by a decline in wholesale partially offset by an increase in direct-to-consumer.

Helly Hansen global revenue was $475 million for the June through December period. Revenue benefitted by approximately $3 million from the 53rd week. Sport and Workwear revenue was $354 million and $105 million, respectively. Musto brand revenue was $16 million. U.S. revenue was $113 million and international revenue was $362 million.

Gross margin increased 70 basis points to 45.2 percent on a reported basis and increased 150 basis points to 46.6 percent on an adjusted basis compared to prior year, including a 40 basis point benefit from the acquisition of Helly Hansen. Excluding Helly Hansen, adjusted gross margin increased 110 basis points driven by the benefits from Project Jeanius, and channel and product mix, partially offset by increased product costs and the impact from previously enacted increases in tariffs, net of pricing actions.

Selling, General & Administrative (SG&A) expenses were $1.09 billion, or 34.5 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses were $1.00 billion, or 31.8 percent of revenue. Excluding Helly Hansen, adjusted SG&A expenses were $815 million representing an increase of 2 percent driven by an increase in demand creation investments and volume-based variable expenses, including the impact of the 53rd week, partially offset by the benefits from Project Jeanius.

Operating income was $337 million on a reported basis. On an adjusted basis, operating income was $468 million and increased 23 percent compared to prior year. Adjusted operating margin of 14.9 percent increased 30 basis points compared to prior year. Excluding Helly Hansen, adjusted operating income was $423 million and increased 11 percent compared to prior year, resulting in a 120 basis point increase in adjusted operating margin to 15.8 percent of revenue.

Earnings per share (EPS) was $4.05 on a reported basis. On an adjusted basis, EPS was $5.59, representing an increase of 14 percent, including a $0.35 contribution from Helly Hansen.

Balance Sheet and Liquidity Review

The Company ended the fourth quarter with $108 million in cash and cash equivalents, and $1.13 billion in long-term debt. During the quarter, the Company made a $200 million voluntary term loan payment.

At the end of the fourth quarter, the Company had no outstanding borrowings under the Revolving Credit Facility and $493 million available for borrowing against this facility. At the end of the fourth quarter, the Company’s pro-forma net leverage ratio was 2.0 times.

Inventory at the end of the fourth quarter was $567 million, including inventory from the acquisition of Helly Hansen. Total inventory at the end of the fourth quarter decreased $198 million on a sequential basis from the third quarter.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.53 per share, payable on March 20, 2026, to shareholders of record at the close of business on March 10, 2026.

The Company returned $54 million to shareholders through dividends and share repurchases during the fourth quarter, including the repurchase of $25 million of common stock. For the full year, the Company returned approximately $140 million to shareholders through dividends and share repurchases. The Company has $190 million remaining under its authorized share repurchase program.

Full Year 2026 Outlook

The Company’s outlook includes the impact from increases in tariffs on all countries from which the Company sources product, with the exception of Mexico. Based on currently available information, the Company’s imports from Mexico to the U.S. remain exempt under USMCA.

The Company’s outlook assumes a 15 percent reciprocal tariff rate on applicable inventory receipts effective February 24, 2026. The Company’s outlook assumes at least a 20 percent reciprocal tariff rate on applicable inventory owned prior to February 24, 2026.

The Company is evaluating the impact of the recent U.S. Supreme Court ruling on tariffs and trade agreement with Bangladesh. The Company utilizes U.S.-grown cotton in more than 80 percent of products sourced from Bangladesh which may qualify for a duty exemption under the trade agreement.

“We are entering 2026 from a position of strength, with sharp strategic clarity and a relentless focus on execution,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. “We have the team and platforms in place to drive another year of record revenue and earnings, cash generation, and investment behind our brands. The strength and resiliency of our model provides significant capital allocation optionality to deliver superior returns for our shareholders.”

The Company’s outlook includes the full year expected contribution from Helly Hansen as well as the impact from increases in tariffs. The Helly Hansen business exhibits revenue and earnings seasonality, specifically in the second quarter, Helly Hansen’s smallest revenue quarter of the year. Further, the Company expects the negative impact from tariffs to be larger in the first half of the year due to the timing of inventory flows at higher costs and other mitigating actions, including the expected benefits from Project Jeanius.

The Company’s full year 2026 outlook includes the following assumptions:

•Revenue is expected to be in the range of $3.40 to $3.45 billion, representing growth of approximately 9 percent compared to prior year, including an approximate 2 percent impact from the 53rd week in the prior year.

For the first half of 2026, revenue is expected to be in the range of $1.56 to $1.57 billion, reflecting growth of between 22 and 23 percent compared to prior year, including the contribution from Helly Hansen.

•Adjusted gross margin is expected to be in the range of 47.2 percent to 47.4 percent, representing an increase of 60 to 80 basis points compared to prior year. The benefits from Project Jeanius, channel and product mix, and the contribution from Helly Hansen are expected to offset the impact from increases in tariffs, net of pricing actions.

For the first half of 2026, adjusted gross margin is expected to be in the range of 47.1 percent to 47.3 percent.

•Adjusted SG&A expenses are expected to increase approximately 12 percent compared to prior year. Excluding Helly Hansen, SG&A expenses are expected to be consistent with prior year, including an increase in investment in demand creation and other strategic growth initiatives, offset by disciplined expense management, Project Jeanius and the impact of the 53rd week in prior year.

For the first half of 2026, SG&A is expected to increase approximately 33 percent, primarily reflecting the impact of Helly Hansen.

•Adjusted operating income is expected to be in the range of $506 to $512 million, representing an increase of 8 percent to 9 percent compared to prior year, including the impact from increases in tariffs.

For the first half of 2026, adjusted operating income is expected to be in the range of $195 to $198 million.

•Adjusted EPS is expected to be in the range of $6.40 to $6.50, representing an increase of 15 percent to 16 percent compared to prior year, including the impact from increases in tariffs.

For the first half of 2026, adjusted EPS is expected in the range of $2.25 to $2.30.

•Capital expenditures are expected to be approximately $45 million.

•The Company expects an effective tax rate of approximately 20 percent on adjusted earnings, including the benefit of synergies from Helly Hansen. For the first half of 2026, the Company expects an effective tax rate of approximately 23 percent.

•Interest expense is expected to be approximately $55 million. Other expense is expected to be approximately $15 million. Average shares outstanding are expected to be approximately 56 million. There are no share repurchases contemplated in the Company’s outlook.

•The Company expects cash from operations of approximately $425 million.

•The Company expects to make voluntary term loan payments of $225 million, and to achieve a net leverage ratio below 1.5 times by year-end.

Webcast Information

Kontoor Brands will host its fourth quarter and full year 2025 conference call beginning at 8:30 a.m. Eastern Time today, March 3, 2026. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

This release refers to “adjusted”, “organic” and “constant currency” amounts from 2025 and 2024, which are further described in the sections below. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2025 represent (i) charges related to the closure of a portion of our manufacturing facilities and (ii) business optimization activities associated with the continued execution of Project Jeanius. Adjustments during 2024 represent restructuring and transformation costs related to business optimization activities associated with Project Jeanius and actions to streamline and transfer select production within our internal manufacturing network. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Organic Amounts - This release refers to “organic” amounts, which represent operating results excluding contributions from the Helly Hansen® and Musto® brands.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a portfolio of three of the world’s most iconic lifestyle, outdoor and workwear brands: Wrangler®, Lee® and Helly Hansen®. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including inconsistent consumer demand despite recent declines in interest rates, fluctuating foreign currency exchange rates, moderating inflation and global supply chain issues, as well as the ongoing impact of tariffs and uncertainty regarding the outcome of trade negotiations, import/export regulations and tariff policies, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company's business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; potential difficulty in integrating Helly Hansen and/or in achieving the expected growth, cost savings and/or synergies from the acquisition; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products, including as a result of tariffs and reciprocal tariffs; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; potential challenges with the Company’s implementation of Project Jeanius; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; legal, regulatory, political and economic risks; the impact of climate change and related legislative and regulatory responses; stakeholder response to sustainability issues, including those related to climate change; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Senior Director, Corporate Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December		%	Twelve Months Ended December		%
(Dollars and shares in thousands, except per share amounts)	2025	2024	Change	2025	2024	Change
Net revenues	$1,018,081	$699,284	46%	$3,152,456	$2,607,578	21%
Costs and operating expenses
Cost of goods sold	547,326	393,728	39%	1,729,067	1,446,008	20%
Selling, general and administrative expenses	349,635	221,261	58%	1,086,581	819,281	33%
Total costs and operating expenses	896,961	614,989	46%	2,815,648	2,265,289	24%
Operating income	121,120	84,295	44%	336,808	342,289	(2)%
Interest expense	(19,897)	(9,972)	100%	(62,162)	(40,824)	52%
Interest income	613	3,143	(80)%	7,299	11,149	(35)%
Other (expense) income, net	(3,536)	(1,952)	81%	11,316	(11,191)	201%
Income before income taxes	98,300	75,514	30%	293,261	301,423	(3)%
Income taxes	(28,056)	(11,536)	143%	(71,220)	(55,621)	28%
Income from equity method investment	3,513	—	*	5,411	—	*
Net income	$73,757	$63,978	15%	$227,452	$245,802	(7)%
Earnings per common share
Basic	$1.33	$1.16		$4.10	$4.42
Diluted	$1.31	$1.14		$4.05	$4.36
Weighted average shares outstanding
Basic	55,507	55,232		55,500	55,549
Diluted	56,327	56,036		56,108	56,321
* Calculation not meaningful.
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended December 2025 and December 2024 correspond to the 14-week and 53-week fiscal periods ended January 3, 2026 and the 13-week and 52-week fiscal periods ended December 28, 2024, respectively. References to December 2025 and December 2024 relate to the balance sheets as of January 3, 2026 and December 28, 2024, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 2025	December 2024
ASSETS
Current assets
Cash and cash equivalents	$108,442	$334,066
Accounts receivable, net	276,424	243,660
Inventories	566,682	390,209
Prepaid expenses and other current assets	129,568	96,346
Total current assets	1,081,116	1,064,281
Property, plant and equipment, net	130,728	103,300
Operating lease assets	141,579	47,171
Intangible assets, net	450,417	11,232
Goodwill	531,137	208,787
Deferred income taxes	74,515	76,065
Other assets	173,180	139,703
TOTAL ASSETS	$2,582,672	$1,650,539
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$8,750	$—
Accounts payable	245,114	179,680
Accrued and other current liabilities	306,100	193,335
Operating lease liabilities, current	33,663	20,890
Total current liabilities	593,627	393,905
Operating lease liabilities, noncurrent	116,877	29,955
Deferred income taxes	93,160	5,722
Other liabilities	79,562	80,587
Long-term debt	1,134,579	740,315
Total liabilities	2,017,805	1,250,484
Commitments and contingencies
Total equity	564,867	400,055
TOTAL LIABILITIES AND EQUITY	$2,582,672	$1,650,539

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December
(In thousands)	2025	2024
OPERATING ACTIVITIES
Net income	$227,452	$245,802
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	47,786	42,635
Stock-based compensation	39,077	26,585
Other, including working capital changes, net of business acquisition effects	141,494	53,208
Cash provided by operating activities	455,809	368,230
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(21,047)	(18,788)
Capitalized computer software	(4,111)	(3,334)
Business acquisition, net of cash received	(901,223)	—
Proceeds from the settlement of foreign exchange contracts to hedge business acquisition	24,115	—
Other	3,502	(138)
Cash used by investing activities	(898,764)	(22,260)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	50,000	—
Repayments under revolving credit facility	(50,000)	—
Proceeds from issuance of long-term debt	1,000,000	—
Payment of debt issuance costs	(7,433)	—
Repayments of term loan	(595,000)	(45,000)
Repurchases of Common Stock	(25,000)	(85,677)
Dividends paid	(116,085)	(112,060)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(9,683)	2,382
Cash provided (used) by financing activities	246,799	(240,355)
Effect of foreign currency rate changes on cash and cash equivalents	(29,468)	13,401
Net change in cash and cash equivalents	(225,624)	119,016
Cash and cash equivalents – beginning of period	334,066	215,050
Cash and cash equivalents – end of period	$108,442	$334,066

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2025	2024
Segment revenues:
Wrangler	$561,866	$503,143	12%	11%
Lee	198,098	193,540	2%	—%
Helly Hansen	247,113	—	*	*
Total reportable segment revenues	1,007,077	696,683	45%	43%
Other revenues (b)	11,004	2,601	323%	323%
Total net revenues	$1,018,081	$699,284	46%	44%
Segment profit (loss):
Wrangler	$128,618	$105,551	22%
Lee	7,366	17,846	(59)%
Helly Hansen	28,598	—	*
Reconciliation to income before income taxes:
Corporate and other expenses	(53,633)	(40,495)	32%
Interest expense	(19,897)	(9,972)	100%
Interest income	613	3,143	(80)%
Profit (loss) related to other revenues (b)	6,635	(559)	*
Income before income taxes	$98,300	$75,514	30%

	Twelve Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2025	2024
Segment revenues:
Wrangler	$1,914,622	$1,805,989	6%	6%
Lee	750,368	790,625	(5)%	(6)%
Helly Hansen	459,716	—	*	*
Total reportable segment revenues	3,124,706	2,596,614	20%	20%
Other revenues (b)	27,750	10,964	153%	153%
Total net revenues	$3,152,456	$2,607,578	21%	21%
Segment profit (loss):
Wrangler	$439,970	$366,309	20%
Lee	68,941	89,662	(23)%
Helly Hansen	31,795	—	*
Reconciliation to income before income taxes:
Corporate and other expenses	(196,390)	(123,240)	59%
Interest expense	(62,162)	(40,824)	52%
Interest income	7,299	11,149	(35)%
Profit (loss) related to other revenues (b)	3,808	(1,633)	333%
Income before income taxes	$293,261	$301,423	(3)%
(a) Refer to constant currency definition on the following pages.
(b) We report an “Other” category to reconcile segment revenues to total net revenues and segment profit to income before income taxes, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of the Musto®, Chic® and Rock & Republic® brands, as well as other company-owned brands and private label apparel, and the associated costs.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended December 2025
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$561,866	$(3,215)	$558,651
Lee	198,098	(4,404)	193,694
Helly Hansen	247,113	—	247,113
Total reportable segment revenues	1,007,077	(7,619)	999,458
Other revenues	11,004	—	11,004
Total net revenues	$1,018,081	$(7,619)	$1,010,462

	Twelve Months Ended December 2025
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,914,622	$(3,683)	$1,910,939
Lee	750,368	(4,444)	745,924
Helly Hansen	459,716	—	459,716
Total reportable segment revenues	3,124,706	(8,127)	3,116,579
Other revenues	27,750	—	27,750
Total net revenues	$3,152,456	$(8,127)	$3,144,329
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted and Adjusted Organic Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended December
(Dollars in thousands, except per share amounts)	2025	2024

Net revenues - as reported under GAAP	$1,018,081	$699,284
Contribution from Helly Hansen (a)	253,617	—
Organic net revenues	$764,464	$699,284

Cost of goods sold - as reported under GAAP	$547,326	$393,728
Restructuring and transformation costs (b)	(5,645)	(7,184)
Adjusted cost of goods sold	541,681	386,544
Contribution from Helly Hansen (a)	121,142	—
Adjusted organic cost of goods sold	$420,539	$386,544

Selling, general and administrative expenses - as reported under GAAP	$349,635	$221,261
Restructuring and transformation costs (b)	(9,041)	(9,857)
Acquisition and integration-related costs (c)	(14,470)	—
Adjusted selling, general and administrative expenses	326,124	211,404
Contribution from Helly Hansen (a)	92,403	—
Adjusted organic selling, general and administrative expenses	$233,721	$211,404

Diluted earnings per share - as reported under GAAP	$1.31	$1.14
Restructuring and transformation costs (b)	0.21	0.24
Acquisition and integration-related costs (c)	0.21	—
Adjusted diluted earnings per share	1.73	1.38
Contribution from Helly Hansen (a)	0.44	—
Adjusted organic diluted earnings per share	$1.29	$1.38

Net income - as reported under GAAP	$73,757	$63,978
Income taxes	28,056	11,536
Interest expense	19,897	9,972
Interest income	(613)	(3,143)
EBIT	$121,097	$82,343
Depreciation and amortization	13,257	13,583
EBITDA	$134,354	$95,926
Restructuring and transformation costs (b)	14,686	17,041
Acquisition and integration-related costs (c)	14,470	—
Adjusted EBITDA	$163,510	$112,967
As a percentage of total net revenues	16.1%	16.2%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) Contribution from Helly Hansen represents the operating results from the Helly Hansen® and Musto® brands.
(b) See Note 1 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(c) See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Year-to-Date (Non-GAAP)
(Unaudited)

	Twelve Months Ended December
(Dollars in thousands, except per share amounts)	2025	2024

Net revenues - as reported under GAAP	$3,152,456	$2,607,578
Contribution from Helly Hansen (a)	475,485	—
Organic net revenues	$2,676,971	$2,607,578

Cost of goods sold - as reported under GAAP	$1,729,067	$1,446,008
Restructuring & transformation costs (b)	(46,341)	(15,453)
Adjusted cost of goods sold	$1,682,726	$1,430,555
Contribution from Helly Hansen (a)	243,779	—
Adjusted organic cost of goods sold	$1,438,947	$1,430,555

Selling, general and administrative expenses - as reported under GAAP	$1,086,581	$819,281
Restructuring & transformation costs (b)	(34,258)	(22,886)
Acquisition and integration-related costs (c)	(50,834)	—
Adjusted selling, general and administrative expenses	$1,001,489	$796,395
Contribution from Helly Hansen (a)	186,600	—
Adjusted organic selling, general and administrative expenses	$814,889	$796,395

Other expense, net - as reported under GAAP	$11,316	$(11,191)
Acquisition purchase price hedging gains (c)	(24,116)	—
Adjusted other expense, net	$(12,800)	$(11,191)
Contribution from Helly Hansen (a)	(2,166)	—
Adjusted organic other expense, net	$(10,634)	$(11,191)

Diluted earnings per share - as reported under GAAP	$4.05	$4.36
Restructuring & transformation costs (b)	1.16	0.53
Acquisition and integration-related costs (c)	0.38	—
Adjusted diluted earnings per share	$5.59	$4.89
Contribution from Helly Hansen (a)	0.35	—
Adjusted organic diluted earnings per share	$5.24	$4.89

Net income - as reported under GAAP	$227,452	$245,802
Income taxes	71,220	55,621
Interest expense	62,162	40,824
Interest income	(7,299)	(11,149)
EBIT	$353,535	$331,098

Depreciation and amortization	47,786	42,635

EBITDA	$401,321	$373,733

Restructuring & transformation costs (b)	80,599	38,339
Acquisition and integration-related costs (c)	26,718	—
Adjusted EBITDA	$508,638	$412,072
As a percentage of total net revenues	16.1%	15.8%

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Year-to-Date (Non-GAAP)
(Unaudited)

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) Contribution from Helly Hansen represents the operating results from the Helly Hansen® and Musto® brands.
(b) See Note 1 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(c) See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended December
	2025			2024
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	Adjusted Organic	GAAP	Adjusted

Net revenues	$1,018,081	$1,018,081	$764,464	$699,284	$699,284

Gross margin	$470,755	$476,400	$343,925	$305,556	$312,740
As a percentage of total net revenues	46.2%	46.8%	45.0%	43.7%	44.7%

Selling, general and administrative expenses	$349,635	$326,124	$233,721	$221,261	$211,404
As a percentage of total net revenues	34.3%	32.0%	30.6%	31.6%	30.2%

Operating income	$121,120	$150,276	$110,204	$84,295	$101,336
As a percentage of total net revenues	11.9%	14.8%	14.4%	12.1%	14.5%
Earnings per share - diluted	$1.31	$1.73	$1.29	$1.14	$1.38

	Twelve Months Ended December
	2025			2024
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	Adjusted Organic	GAAP	Adjusted

Net revenues	$3,152,456	$3,152,456	$2,676,971	$2,607,578	$2,607,578

Gross margin	$1,423,389	$1,469,730	$1,238,024	$1,161,570	$1,177,023
As a percentage of total net revenues	45.2%	46.6%	46.2%	44.5%	45.1%

Selling, general and administrative expenses	$1,086,581	$1,001,489	$814,889	$819,281	$796,395
As a percentage of total net revenues	34.5%	31.8%	30.4%	31.4%	30.5%

Operating income	$336,808	$468,241	$423,135	$342,289	$380,628
As a percentage of total net revenues	10.7%	14.9%	15.8%	13.1%	14.6%
Earnings per common share - diluted	$4.05	$5.59	$5.24	$4.36	$4.89

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. These adjusted and adjusted organic presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2025
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$450,272	$102,119	$32,747	$4,477	$589,615
International Wholesale	43,119	43,755	131,401	3,148	221,423
Direct-to-Consumer	68,475	52,224	82,965	3,379	207,043
Total	$561,866	$198,098	$247,113	$11,004	$1,018,081

Geographic revenues
U.S.	$509,235	$121,114	$67,866	$5,130	$703,345
International	52,631	76,984	179,247	5,874	314,736
Total	$561,866	$198,098	$247,113	$11,004	$1,018,081

	Twelve Months Ended December 2025
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$1,542,582	$394,721	$65,892	$11,789	$2,014,984
International Wholesale	180,535	195,583	273,212	8,388	657,718
Direct-to-Consumer	191,505	160,064	120,612	7,573	479,754
Total	$1,914,622	$750,368	$459,716	$27,750	$3,152,456

Geographic revenues
U.S.	$1,705,062	$456,582	$112,331	$13,294	$2,287,269
International	209,560	293,786	347,385	14,456	865,187
Total	$1,914,622	$750,368	$459,716	$27,750	$3,152,456

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2024
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$404,358	$93,701	$—	$2,369	$500,428
International Wholesale	40,776	51,760	—	—	92,536
Direct-to-Consumer	58,009	48,079	—	232	106,320
Total	$503,143	$193,540	$—	$2,601	$699,284

Geographic revenues
U.S.	$455,317	$111,236	$—	$2,601	$569,154
International	47,826	82,304	—	—	130,130
Total	$503,143	$193,540	$—	$2,601	$699,284

	Twelve Months Ended December 2024
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$1,460,102	$414,803	$—	$10,200	$1,885,105
International Wholesale	177,107	222,308	—	—	399,415
Direct-to-Consumer	168,780	153,514	—	764	323,058
Total	$1,805,989	$790,625	$—	$10,964	$2,607,578

Geographic revenues
U.S.	$1,602,413	$473,672	$—	$10,964	$2,087,049
International	203,576	316,953	—	—	520,529
Total	$1,805,989	$790,625	$—	$10,964	$2,607,578

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended December
	2025	2024	2025 to 2024
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$509,235	$455,317	12%	12%
Lee U.S.	121,114	111,236	9%	9%
Helly Hansen U.S.	67,866	—	*	*
Other U.S.	5,130	2,601	97%	97%
Total U.S. revenues	$703,345	$569,154	24%	24%

Wrangler International	$52,631	$47,826	10%	3%
Lee International	76,984	82,304	(6)%	(12)%
Helly Hansen International	179,247	—	*	*
Other International	5,874	—	*	*
Total International revenues	$314,736	$130,130	142%	136%

Global Wrangler	$561,866	$503,143	12%	11%
Global Lee	198,098	193,540	2%	—%
Global Helly Hansen	247,113	—	*	*
Global Other	11,004	2,601	323%	323%
Total revenues	$1,018,081	$699,284	46%	44%
* Calculation not meaningful.

	Twelve Months Ended December
	2025	2024	2025 to 2024
(Dollars in thousands)	As Reported Under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$1,705,062	$1,602,413	6%	6%
Lee U.S.	456,582	473,672	(4)%	(4)%
Helly Hansen U.S.	112,331	—	*	*
Other U.S.	13,294	10,964	21%	21%
Total U.S. revenues	$2,287,269	$2,087,049	10%	10%

Wrangler International	$209,560	$203,576	3%	1%
Lee International	293,786	316,953	(7)%	(9)%
Helly Hansen International	347,385	—	*	*
Other International	14,456	—	*	*
Total International revenues	$865,187	$520,529	66%	65%

Global Wrangler	$1,914,622	$1,805,989	6%	6%
Global Lee	750,368	790,625	(5)%	(6)%
Global Helly Hansen	459,716	—	*	*
Global Other	27,750	10,964	153%	153%
Total revenues	$3,152,456	$2,607,578	21%	21%
* Calculation not meaningful.
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)” for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

(Dollars in thousands)	Twelve Months Ended
Numerator	December 2025	December 2024
Net income	$227,452	$245,802
Plus: Income taxes	71,220	55,621
Plus: Interest income (expense), net	54,863	29,675
EBIT	$353,535	$331,098
Plus: Restructuring and transformation costs (a)	80,599	38,339
Plus: Acquisition and integration-related costs (a)	26,718	—
Plus: Operating lease interest (b)	2,564	1,322
Adjusted EBIT	$463,416	$370,759
Adjusted effective income tax rate (c)	18%	19%
Adjusted net operating profit after taxes	$379,660	$300,239

Depreciation and amortization	45,486
Pro forma adjusted EBITDA (d)	$514,789

Denominator	December 2025	December 2024	December 2023
Equity	$564,867	$400,055	$371,913
Plus: Current portion of long-term debt and other borrowings	8,750	—	20,000
Plus: Noncurrent portion of long-term debt	1,134,579	740,315	763,921
Plus: Operating lease liabilities (e)	150,540	50,845	57,756
Less: Cash and cash equivalents	(108,442)	(334,066)	(215,050)
Invested capital	$1,750,294	$857,149	$998,540
Average invested capital (f)	$1,303,722	$927,845

Net income to average debt and equity (g)	16.0%	21.4%
Adjusted return on invested capital	29.1%	32.4%
Operating income to net debt ratio (h)	3.1
Pro forma net leverage ratio (i)	2.0
Non-GAAP Financial Information: Adjusted return on invested capital (“ROIC”) is a non-GAAP measure. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Additionally, pro forma net leverage ratio is a non-GAAP measure. We believe this metric is useful in assessing our financial leverage. ROIC and pro forma net leverage ratio may be different from similarly titled measures used by other companies. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See Note 1 and Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(b) Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within “Selling, general and administrative expenses” in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes (“EBIT”) based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
(c) Effective income tax rate adjusted for acquisition and integration-related and restructuring and transformation costs and the corresponding tax impact. See Note 1 and Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(d) Calculated as the total of reported adjusted EBITDA for the trailing twelve month period and Helly Hansen's EBITDA of $6.2 million for the period January 2025 through May 2025, prior to Kontoor's ownership.
(e) Total of “Operating lease liabilities, current” and “Operating lease liabilities, noncurrent” in the Company's balance sheets.
(f) The average is based on the “Invested capital” at the end of the current period and at the end of the comparable prior period.
(g) Calculated as “Net income” divided by average “Debt” and “Equity.” “Debt” includes the current and noncurrent portion of long-term debt as well as other short-term borrowings. The average is based on the subtotal of “Debt” and “Equity” at the end of the current period and at the end of the comparable prior period.
(h) Calculated as net debt divided by reported operating income for the trailing twelve month period. Net debt is defined as "Debt" less "Cash and cash equivalents" at the end of the current period.
(i) Calculated as net debt divided by pro forma adjusted EBITDA for the trailing twelve month period.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(1) During the three months ended December 2025, restructuring and transformation costs included $5.7 million related to the closure of a portion of our manufacturing facilities, recorded to "cost of goods sold", and $9.0 million related to business optimization activities recorded to "selling, general and administrative expenses." During the twelve months ended December 2025, the Company incurred $80.6 million of charges related to the closure of a portion of our manufacturing facilities and business optimization activities, of which $46.3 million were recorded in "cost of goods sold", and $34.3 million were recorded in "selling, general and administrative expenses".
During the three months ended December 2024, restructuring and transformation costs included $9.9 million related to business optimization activities and $7.1 million related to streamlining and transferring select production within our internal manufacturing network. During the twelve months ended December 2024, restructuring and transformation costs included $25.2 million related to business optimization activities and $13.1 million related to streamlining and transferring select production within our internal manufacturing network.
During the three months ended December 2025 and December 2024, total restructuring and transformation costs resulted in a corresponding tax impact of $2.7 million and $3.9 million, respectively. During the twelve months ended December 2025 and December 2024, total restructuring and transformation costs resulted in a corresponding tax impact of $16.0 million and $9.0 million, respectively.
(2) During the three months ended December 2025, acquisition and integration-related costs included $14.5 million of professional and other fees. Total acquisition and integration-related costs resulted in a corresponding tax impact of $2.7 million for the three months ended December 2025.
During the twelve months ended December 2025, acquisition and integration-related costs included $50.8 million of professional and other fees and $24.1 million of gains related to foreign currency exchange contracts to hedge the purchase price of the Helly Hansen acquisition. Total acquisition and integration-related costs resulted in a corresponding tax impact of $5.3 million for the twelve months ended December 2025.